Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Instructure Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$3,760,124,162(1)	0.00014760	$554,995(2)

Fees Previously Paid			$0.00

Total Transaction Valuation	$3,760,124,162

Total Fees Due for Filing			$554,995

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$554,995

(1)

Aggregate number of securities to which transaction applies: As of August 12, 2024, the maximum number of shares of Common Stock, par value $0.01 per share (the “Company Common Stock”) of Instructure Holdings, Inc. to which this transaction applies is estimated to be 159,327,295, which consists of (1) 146,471,276 shares of Company Common Stock entitled to receive the per share merger consideration of $23.60; (2) 7,318,014 shares of Company Common Stock underlying outstanding restricted stock units and performance-based restricted stock units which may be entitled to receive the per share merger consideration of $23.60; (3) 233,051 shares of Company Common Stock underlying restricted stock awards expected to be granted prior to the closing of the merger which may be entitled to receive the per share merger consideration of $23.60; and (4) 5,304,954 additional shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan.

(2)

Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 146,471,276 shares of Company Common Stock entitled to receive the per share merger consideration and the per share merger consideration of $23.60, plus (2) the product of 7,318,014 shares of Company Common Stock underlying outstanding restricted stock units and performance-based restricted stock units and the per share merger consideration of $23.60; plus (3) the product of 233,051 shares of Company Common Stock underlying restricted stock awards expected to be granted prior to the closing of the merger and the per share merger consideration of $23.60; plus (4) the product of 5,304,954 shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan and the per share merger consideration of $23.60. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00014760.